SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ____________

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number 333-4026


                     GOLDEN STATE FINANCIAL CORPORATION
     (as successor by merger to First Nationwide (Parent) Holdings Inc.)
            (Exact name of registrant as specified in its charter)

                             135 Main Street
                      San Francisco, California 94105
                             (415) 904-0100
           (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                121/2%  Senior Exchange Notes Due 2003
        (Title of each class of securities covered by this form)
                                 None
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [  ]   Rule 12h-3(b)(1)(i)      [X ]
           Rule 12g-4(a)(1)(ii) [  ]   Rule 12h-3(b)(1)(ii)     [  ]
           Rule 12g-4(a)(2)(i)  [  ]   Rule 12h-3(b)(2)(i)      [  ]
           Rule 12g-4(a)(2)(ii) [  ]   Rule 12h-3(b)(2)(ii)     [  ]
                                       Rule 15d-6               [  ]

 Approximate number of holders of record as of certification or notice date:
 None.

 Pursuant to the requirements of the Securities Exchange Act of 1934, Golden State Financial Corporation, as successor issuer by merger to First Nationwide (Parent) Holdings Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  October 28, 1998            By:  /s/ Renee Nichols Tucei
                                       -----------------------------
                                    Name:  Renee Nichols Tucei
                                    Title: Senior Vice President and
                                           Controller